Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 29, 2016, except for the effects of the additional disclosures relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, as to which the date is September 7, 2016, and except for the effects of the reverse stock split discussed in the second paragraph of Note 16 as to which the date is October 7, 2016, relating to the consolidated financial statements of iRhythm Technologies, Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-213773). We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-213773).

/s/ PricewaterhouseCoopers LLP

San Jose, CA

October 19, 2016